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Exhibit 99 Press release dated 11-17-05

Emergency Filtration Products In Production

Henderson, NV   November 17, 2005 - Emergency Filtration Products, Inc. (EFP)
(OTCBB: EMFP) today announced that it is producing NanoMask filters at its new production facility in Henderson, Nevada. EFP's production crew is applying nanoparticles to precut filters and packaging them hermetically. Packaged filters, along with masks received from the company's Taiwanese manufacturer, will be shipped to distributors and other customers shortly.
The company's immediate goal is to clear the substantial backlog that has been caused by an increase in demand for the NanoMask and the NanoMask filters.

As previously stated, the company's initial production plans call for enhancing the filters at the rate of approximately 500,000 per week. To meet the anticipated demand, EFP has ordered approximately 7,000,000 precut filters. The company expects to take scheduled weekly deliveries of the filters through February, 2006. EFP has ordered an additional 300,000 NanoMask shells from its Taiwanese manufacturer and expects delivery by December, 2005. Current orders suggest that customers are purchasing approximately 20 filters for every mask.

 "Now that we have our production facility in Henderson operating, we hope to clear our continuously growing backlog of orders for the NanoMask and NanoMask filters over the course of the next few weeks" said Douglas K. Beplate, President and CEO, EFP. "Additionally, we are currently in negotiations with several international distributors to address the inquiries for the NanoMask that we are receiving from other countries."

About NanoMask:
(http://emergencyfiltration.com/Product Page/NanoMask.htm)

EFP's 2H Nano-Enhanced Environmental Mask, the NanoMask relies on the company's core 2H Technology(TM) filtration system, which utilizes a combination of hydrophobic or hydrophilic filters able to capture and isolate bacterial and viral microorganisms with efficiencies of 99.9%. The environmental mask utilizes the company's patented 2H Technology(TM) and nanotechnology to enhance the capture-and-isolation characteristics of the filter media.

About Emergency Filtration Products:
(http://www.emergencyfiltration.com/)

EFP is an air filtration products manufacturer who's patented 2H Technology filter system has produced filtration efficiencies of 'greater than 99.99%' at a particulate size of 0.027 microns. Its initial products were developed for the medical market: the Vapor Isolation Valve and RespAide CPR Isolation Mask used for resuscitation of respiratory/cardiac arrest cases; and the 2H Breathing Circuit Filter for ventilators, respirators and anesthesia circuitry. Each has received FDA approval. The company also markets an Automated External Defibrillator Prep Kit featuring RespAide; and the NanoMask(R), a nanotechnology enhanced environmental mask. In addition to filtration products, the company supplies Superstat(R), a modified hemostatic collagen; to the US military for surgery and extreme wound care.

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Safe Harbor Statement:

This release may contain statements that are forward looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. EFP does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future results of the company could differ significantly from such forward-looking statements. Sales may be dependent on EFP's ability to fulfill orders in a timely fashion as well as the success of future marketing campaigns, the signing of definitive agreements with additional distributors, and both the perceived need for EFP's products and the competitive performance of such products in the marketplace.

Contact Information:

Emergency Filtration Products, Inc.
Telephone: 702-558-5164
Fax: 702-567-1893
contactus@emergencyfiltration.com
www.emergencyfiltration.com
Or
Investor Relations
PAN Consultants, Ltd.
Philippe Niemetz, 800-477-7570, 212-344-6464
Fax: 212-618-1276
p.niemetz@panconsultants.com